                                                  Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------
                                   SEEC, INC.
             (Exact name of Registrant as specified in its charter)

                             ----------------------

           PENNSYLVANIA                                       55-0686906
 (State or other jurisdiction of                           (I.R.S. Employer
  incorporation or organization)                          Identification No.)

                             ----------------------

                   PARK WEST ONE, SUITE 200, CLIFF MINE ROAD,
                         PITTSBURGH, PENNSYLVANIA, 15275
                                 (412) 893-0300

       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                             ----------------------

                                  RAVINDRA KOKA
                   PARK WEST ONE, SUITE 200, CLIFF MINE ROAD,
                         PITTSBURGH, PENNSYLVANIA, 15275
                                 (412) 893-0300

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             ----------------------

                                   Copies to:

                                DANIEL L. WESSELS
                              COHEN & GRIGSBY, P.C.
                          11 STANWIX STREET, 15TH FLOOR
                              PITTSBURGH, PA 15222
                                 (412) 297-4900

                             ----------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
                                 Proposed              Maximum                 Proposed Maximum
     Title of Shares to          Amount to            Aggregate               Aggregate Offering           Amount of
       be Registered          be Registered       Price Per Share(1)              Price (1)            Registration Fee
     ------------------       -------------       ------------------          ------------------       ----------------
Common Stock, $0.01
par value per share (2)         1,205,354               $1.03                     $1,241,515                 $101
------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices per share of the common stock on April 2, 2003 as reported on the Nasdaq National Market.

(2) Pursuant to Rule 416 under the Securities Act, such number of shares of Common Stock registered hereby shall include an indeterminate number of shares of Common Stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION DATED APRIL 7, 2003


PROSPECTUS

                                   SEEC, INC.

                        1,205,354 SHARES OF COMMON STOCK

         The selling shareholders listed beginning on page 15 are offering up to 1,205,354 shares of our common stock. All of the shares being offered in this prospectus were issued to the selling shareholders in connection with a private placement of our common stock, which we refer to in this prospectus as the "PIPE transaction." We are not selling any shares of common stock under this prospectus.

         The selling shareholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling shareholders may sell their shares in the section titled "Plan of Distribution" on page 16. We will not receive any of the proceeds received by the selling shareholders.

         Our common stock is quoted on The Nasdaq National Market under the symbol "SEEC." On April 4, 2003, the closing price for our common stock was $1.00 per share.

         The mailing address and telephone number of our principal executive offices is Park West One, Suite 200, Cliff Mine Road, Pittsburgh, Pennsylvania 15275 (412) 893-0300.

                              ---------------------

         INVESTING IN OUR COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 TO READ ABOUT RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

         You should read this prospectus and any prospectus supplement carefully before you invest.

                              ---------------------

         NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE COMMON STOCK, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this prospectus is April 7, 2003.

                                TABLE OF CONTENTS

                                                                   Page
                                                                   -----
           Prospectus Summary....................................... 3
           Risk Factors............................................. 5
           Use of Proceeds..........................................15
           Selling Shareholders.....................................15
           Plan of Distribution.....................................16
           Legal Matters............................................17
           Experts..................................................18
           Where You Can Find More Information......................18


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         We have made forward-looking statements in this prospectus and in documents that we have incorporated or may incorporate by reference into this prospectus. These forward-looking statements are subject to risks and uncertainties. Actual results may differ materially from those expressed in these forward-looking statements.

         Forward-looking statements include information concerning our possible or assumed future results of operations as well as statements that include the words "believe," "expect," "anticipate," "intend" or similar expressions. You should understand that certain important factors, including those set forth in "Risk Factors" below and elsewhere in this prospectus and the documents that we have incorporated or may incorporate by reference into this prospectus, could affect our future results of operations and could cause those results to differ materially from those expressed in our forward-looking statements. In connection with these forward-looking statements, you should carefully review the risks set forth in this prospectus and the documents incorporated into this prospectus.

         We caution you not to place undue reliance on such forward-looking statements contained in this proxy statement, which speak only as of the date of this proxy statement. We are not under any obligation, and we expressly disclaim any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this proxy statement might not materialize.

                               PROSPECTUS SUMMARY

                                   SEEC, INC.

         The following summary contains highlights of selected financial and other information contained elsewhere in this prospectus. It does not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the section called "Risk Factors." The terms "SEEC," "Company," "we," "our," and "us" refer to SEEC, Inc. unless the context indicates otherwise.

OVERVIEW

         We provide enterprise business solutions that help insurance, financial services, telecommunications and other large companies automate key business processes by evolving and integrating their current applications and systems, saving time and money. Our solutions are built upon SEEC MosaicTM Studio, a suite of legacy evolution tools and component templates for creating composite applications that support real-time, collaborative business processes. Our solutions can be implemented without materially disrupting current operations or replacing back-end administrative systems, providing a lower cost, shorter time, and lower risk for development and deployment than traditional approaches. With our ability to externalize business rules under a flexible architecture based on XML, Web services and other emerging standards, we believe that we have one of the leading cost-effective enterprise solutions available in the market today. Our solutions have penetrated over 30 Fortune 2000 companies.

         The pervasive growth of the Web as a medium for business and the rapid development and adoption of technologies like XML and Web services are driving large enterprises to externalize their traditional business processes to improve efficiency, maintain their competitiveness, and enable future growth. Our solutions focus on preserving the competitive advantages inherent in existing financial, customer service and industrial systems while allowing companies to utilize the underlying value of these systems in new Web-centric business processes. SEEC Mosaic Studio supports these efforts by externalizing the business rules within existing systems and by providing means for quickly integrating those systems with the Web.

         The SEEC Mosaic Studio solutions are used in a wide range of industries, and we are now extending the SEEC Mosaic technologies to include component templates that are used to deliver AxcessTM industry solutions for insurance and other sectors. The first of these solutions, Axcess for Insurance, allows insurance carriers to quickly automate their customer service, policy rating and other processes. Axcess will reduce the carriers' costs and improve their relations with customers and the agents and brokers that account for the vast majority of insurance sales. Axcess, along with SEEC Mosaic Studio, provides a new alternative to "build vs. buy" for enterprise solutions initiatives that offers a faster return on investment.

         We were founded in 1988 to develop tools and solutions for reengineering of legacy COBOL applications. Through 1999, organizations used our solutions extensively for year 2000 remediation and testing, legacy system maintenance, and legacy system reengineering. In fiscal 2001, we introduced SEEC Mosaic Studio. Our customer base consists primarily of large and medium-sized organizations including corporations, third-party information technology, or IT, service providers, higher education institutions, non-profit entities and governmental agencies. We derive our revenues from software license and maintenance fees and professional services fees. Professional services are typically provided to customers in conjunction with the license of software products. Our enterprise solutions and software products and services are marketed through a broad range of distribution channels, including direct sales to end users, and to end users in conjunction with our partners.

RECENT DEVELOPMENTS

         On January 8, 2003, we sold 1,205,354 shares of our common stock to KPCB Holdings, Inc., as nominee, for a cash consideration of $1,301,782. These shares of common stock were issued in a private placement transaction pursuant to Section 4(2) and Regulation D under the Securities Act of 1933. Because this type of transaction is known as a Private Investment in Public Equities transaction, we sometimes refer to this sale of our common stock to KPCB Holdings as the PIPE transaction, and we sometimes refer to such shares of common stock as the PIPE shares. In connection with this issuance, we agreed to cause a registration statement covering such shares to be filed with the Securities and Exchange Commission. This prospectus is part of that registration statement.

         On January 8, 2003, we acquired certain of the assets and liabilities of Asera, Inc., from Sherwood Partners, Inc., as assignee for the benefit of Asera's creditors. We refer to this acquisition as the Asera asset acquisition. We did not acquire the Asera assets directly from Asera. Rather, we acquired these assets and certain liabilities of Asera from Sherwood Partners, Inc. On January 6, 2003, Asera, Inc. transferred all of its assets to Sherwood Partners in an assignment for the benefit of creditors transaction. Our acquisition of the Asera assets from Sherwood occurred two days later on January 8, 2003. Prior to its assignment for the benefit of creditors, Asera had developed and marketed order management and supply chain management solutions and a software platform for building flexible, composite applications that leverage existing enterprise software systems including enterprise resource planning, or ERP, and other back-end packages.

         As partial consideration for the Asera asset acquisition, we assumed approximately $2.1 million (plus accrued interest) of senior secured debt that Asera owed to Asera's bridge lenders, including KPCB Holdings. We sometimes refer to this debt as the bridge debt, and to such lenders as the bridge lenders. Pursuant to a consent and agreement dated January 8, 2003, we agreed with the bridge lenders that, subject to certain conditions including the approval of our shareholders, all of the bridge debt (including accrued interest) would convert into (i) 1,646,129 shares of our common stock; and (ii) the right to receive, under certain circumstances, an aggregate of $301,782 in cash. We sometimes refer to the foregoing conversion as the bridge conversion. The bridge conversion has not yet occurred and is subject to the satisfaction of certain conditions including shareholder approval.

         On January 8, 2003, we entered into a two-year consulting agreement with KPCB Holdings, pursuant to which KPCB Holdings will provide consulting services to us in exchange for the issuance of three separate performance warrants to purchase up to an aggregate of 2,500,000 shares of our common stock, at a weighted average exercise price of $1.43 per share. The effectiveness of this consulting agreement and the issuance of these warrants, which we refer to as the consulting warrants, is subject to the satisfaction of certain conditions including shareholder approval.

         The foregoing transactions are described in greater detail in our current report on Form 8-K filed on January 23, 2003, and our amendment to current report on Form 8-K/A filed on March 24, 2003, each of which is incorporated herein by reference.

                                  RISK FACTORS

     You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks are realized, our business, financial condition or results of operations could be harmed. In addition, the risks and uncertainties described below are not the only ones facing us because we are also subject to additional risks and uncertainties not presently known to us. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY. THIS LIMITS YOUR ABILITY TO EVALUATE OUR HISTORICAL FINANCIAL RESULTS AND INCREASES THE LIKELIHOOD THAT OUR RESULTS WILL FALL BELOW INVESTORS' EXPECTATIONS.

         We have experienced, and expect to continue to experience, significant fluctuations in our quarterly operating results. Historically, Asera also experienced significant fluctuations in its quarterly operating results. The Asera asset acquisition is not expected to diminish the risks described in this risk factor.

         There can be no assurance that we will be profitable in any particular quarter. Quarterly operating results may fluctuate due to a variety of factors, including the budgeting and purchasing practices of our customers, which affect the volume and timing of product orders and solution engagements that we receive, the timing or the announcement and introduction of new products and product enhancements by us and our competitors, market acceptance of new products, the mix of direct and indirect sales, the mix of license fee and services revenues, the mix of training and consulting services within services revenues, the number and timing of new hires, the loss of any key sales, marketing or professional services personnel, the length of our sales cycles, competitive conditions in the industry, and general economic conditions.

         We have historically recognized a significant portion of our revenues in the last month of a quarter, with these revenues frequently concentrated in the last week of a quarter. As a result, license fee revenue in any quarter is substantially dependent on orders booked and shipped in the last month and last week of that quarter. Further, our business is characterized by significant customer concentration and relatively large projects. We have historically operated with little or no backlog and, as a result, our revenues for a particular quarter are generally dependent on orders received during that quarter, including large orders. The failure to receive a large order in a given quarter could materially and adversely affect our operating results for that quarter. Our expenses are largely based upon anticipated revenue levels and planned projects, and in the short term, it is unlikely that we would be able to adjust spending to compensate for any unexpected shortfall in revenues. Accordingly, the timing of product shipments or delivery of services, or the level of progress on certain customer solution engagements, could cause variations in operating results from period to period and could result in quarterly losses if shipments are not made, if services delivery is delayed, or if sufficient progress is not achieved on customer solution engagements within the quarter anticipated. Due to the foregoing factors, we believe that quarter-to-quarter comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. Our ability to forecast future revenues is limited, and it is likely that in some future quarters, our operating results will be below the expectations of investors. In the event that operating results are below expectations, or in the event that adverse conditions prevail or are perceived to prevail generally or with respect to our business, operating results or financial condition, the price of our common stock would likely be materially and adversely affected.

CURRENT AND FUTURE DEMAND FOR OUR PRODUCTS AND SOLUTIONS IS UNCERTAIN.

         Much of our efforts have been focused on the development and marketing of products and solutions to the insurance industry and, since the Asera asset acquisition, also on manufacturing and process industries. Although we believe that the markets for our products and solutions will grow, there can be no assurance that these markets will develop to the extent that we anticipate. The lack of increased demand for our products and solutions or an increase in competition in the market for our products and solutions would have a material adverse effect on our operating results and financial condition. In order to achieve sustained growth, we must successfully market our new products and solutions. There can be no assurance that we will be successful in generating revenues sufficient to achieve profitable operations or sustained profitability.

WE MAY BE UNABLE SUCCESSFULLY TO MANAGE SIGNIFICANT CHANGE, INCLUDING GROWTH.

         Over the last two fiscal years, we experienced significant changes in our business, the development of new products and solutions, significant revenue fluctuation, and the contraction of operations. These changes are expected to be more pronounced as a result of the Asera asset acquisition. These changes have placed, and are expected to continue to place, significant demands on our management, operational and financial resources. Also, the failure of the direct sales force to perform as anticipated and to achieve their sales goals, or any delay in achieving these goals, could have a material adverse effect on our business, operating results and financial condition. Our future growth, should it occur, may require us to manage a number of large projects in different geographic locations. There can be no assurance that we will be able to do so effectively. Our failure to do so could have a material adverse effect on our business, operating results and financial condition. In addition, the development of the market for enterprise solutions is uncertain, unpredictable and subject to rapid change. Our failure to respond to changes and adapt our solutions and strategies accordingly could have a material adverse effect on our business, operating results and financial condition.

WE MAY BE UNABLE TO ADDRESS TECHNOLOGICAL CHANGES AND CUSTOMER REQUIREMENTS OR DEVELOP NEW PRODUCTS AND SOLUTIONS.

         Our future success will depend, in large part, on our ability to enhance our current products and develop or acquire new products to keep pace with evolving industry standards and technological developments, and to provide additional functionality to address changing customer needs. This will require, among other things, that we build interfaces with third-party products and adapt to changing industry standards. We cannot assure you that we will be successful in developing or acquiring product enhancements or new products, that we can introduce such products or enhancements on a timely basis, or that any such products or enhancements will be successful in the marketplace. Any delay or failure on our part to develop or acquire products that keep pace with evolving industry standards and technological developments or provide additional functionality to address changing customer needs, could have a material adverse effect on our business, operating results and financial condition. In addition, we cannot assure you that such products or enhancements will meet the requirements of the marketplace or achieve market acceptance. Further, there can be no assurance that new technologies will not be developed by one or more third parties that render our products and solutions obsolete.

A SIGNIFICANT NUMBER OF SHARES OF OUR COMMON STOCK MAY BE SOLD INTO THE MARKET IN THE NEAR FUTURE, WHICH COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY.

         The combination of our recent issuances and proposed issuances of common stock and rights to acquire common stock, together with various registration rights we have granted, may cause a significant number of shares to be sold into the open market, which could cause downward pressure on our stock price.

SUCCESSFUL INTEGRATION OF THAT PORTION OF ASERA'S BUSINESS THAT WE ACQUIRED IN THE ASERA ASSET ACQUISITION WITH OUR BUSINESS IS NOT ASSURED.

         Integrating the assets and operations of Asera that we acquired from Sherwood Partners in the Asera asset acquisition with our operations may be difficult, time consuming and costly. We must successfully integrate services, delivery, sales and marketing, research and development, administrative and customer service functions, and management information systems. In addition, we must retain key employees, customers and business partners of both companies. Further, the attention and effort devoted to the integration of the two companies significantly diverts management's attention from other important issues, and could have a material adverse impact on us. We cannot assure you that we will be successful in integrating the Asera assets into our business. The difficulties, costs and delays that could be encountered may include:

         o unanticipated issues in integrating the information, communications and other systems;

         o negative impacts on employee morale and performance as a result of job changes and reassignments;

         o difficulties integrating personnel with disparate business backgrounds and corporate cultures;

         o        difficulties attracting and retaining key personnel;

         o        loss of customers, including Asera customers;

         o unanticipated incompatibility of systems, procedures and operating methods; and

         o unanticipated costs of terminating or relocating facilities and operations.

WE MIGHT NOT REALIZE THE EXPECTED BENEFITS OF THE ASERA ASSET ACQUISITION.

         We decided to consummate the Asera asset acquisition with the expectation that it would result in benefits, including enhancing our strategic and marketing position, enhancing our intellectual property and technology, enlarging our actual and potential customer base and creating the opportunity for potential cost savings. If we are unable effectively to integrate those assets and operations of Asera that we acquired from Sherwood Partners in the Asera asset acquisition (including former Asera personnel) with our operations in a timely and efficient manner, we will not realize the benefits expected from the Asera asset acquisition. In particular, if the integration is not successful, our operating results may be adversely affected; we may lose key personnel; and we may not be able to retain Asera's customers and/or partners.

          Customers and partners of Asera may elect not to maintain business relationships with us. Many of the anticipated benefits of the Asera asset acquisition will not be realized if significant customers or partners of Asera elect not to do business with us. To date, one of Asera's customers and partners whose contracts with Asera we assumed has informed us that it believes the Asera asset acquisition caused those contracts to terminate and indicated its position that our license to use its intellectual property in one of the former Asera product offerings has terminated. We are vigorously disputing these contentions. We cannot predict whether this matter will be resolved amicably or will result in litigation, and we cannot assure you that the resolution of this dispute will not be adverse to us.

         We cannot assure you that we will be successful in attracting or retaining those Asera employees that we have sought to employ. For example, we were unsuccessful in retaining most of Asera's former sales force in the United Kingdom and are attempting to recruit replacement sales personnel. There can be no assurance that we will successfully and timely recruit suitable replacements, and, accordingly, our ability to generate revenues in the United Kingdom and the other geographic areas previously served by that sales force may be adversely impaired.

WE MAY HAVE LIMITED RECOURSE AGAINST ASERA AND/OR SHERWOOD PARTNERS IN THE EVENT THAT THE ASSETS WE ACQUIRED ARE IMPAIRED.

         Because the asset purchase agreement for the Asera asset acquisition was not with Asera, but rather with Sherwood Partners, as an assignee for the benefit of creditors, it was different from the typical purchase agreement with an entity that is not a fiduciary for unsecured creditors. We have no contractual privity with Asera, and therefore no direct contractual recourse against Asera. In addition, there were very few representations and warranties given by Sherwood Partners, as seller in the asset purchase agreement, and the assets were conveyed to us on an "as is" basis (in other words, without warranties). We would therefore have limited or no recourse, if any of the assets were purchased in the Asera asset acquisition are impaired.

WE MAY BE FORCED TO REPAY THE BRIDGE DEBT WE ASSUMED IN CONNECTION WITH THE ASERA ASSET ACQUISITION, WHICH COULD ADVERSELY AFFECT OUR CASH POSITION.

         As partial consideration for the Asera asset acquisition, we assumed approximately $2.1 million (plus accrued interest) of senior secured debt of Asera owed to Asera's bridge lenders, including KPCB Holdings, Inc. KPCB Holdings holds approximately 95% of the bridge debt. Pursuant to a consent and agreement dated January 8, 2003, we agreed with the bridge lenders that, subject to certain conditions, including the approval of our shareholders, all of the bridge debt (including accrued interest) would convert into (i) 1,646,129 shares of our common stock; and (ii) the right to receive, under certain circumstances, an aggregate of $301,782 in cash. Our shareholders may not approve of the issuance of our stock upon conversion of the bridge debt. If such shareholder approval is not obtained by August 15, 2003, the bridge indebtedness (including accrued interest) would become due and payable. Payment of the bridge debt in full would adversely affect our cash position.

WE AND ASERA EACH HAVE EXPERIENCED NET LOSSES IN THE PAST, AND WE MAY BE UNABLE TO ACHIEVE OR MAINTAIN PROFITABILITY IN THE FUTURE.

         Asera incurred substantial net losses both recently and in the past, including a net loss of $20.7 million in its fiscal year ended December 31, 2002. We expect to incur significant expenses in connection with the integration of Asera's assets into our business, and, as a result, the business will need to generate significant revenues to achieve and maintain profitability. We cannot predict whether our business will achieve or sustain profitability in any future period.

KPCB HOLDINGS AND ITS AFFILIATES HAVE, AND WILL CONTINUE TO HAVE, SIGNIFICANT INFLUENCE OVER OUR COMPANY.

         KPCB Holdings, as nominee, holds approximately 1,205,354 shares of our common stock. Accordingly, KPCB Holdings, as nominee, is our single largest shareholder. Vinod Khosla, a member of our board of directors, is a partner of Kleiner Perkins Caufield & Byers and an affiliate of KPCB Holdings. In addition, KPCB Holdings or its affiliates could acquire a significant number of additional shares of common stock in connection with the bridge conversion and could acquire significant additional shares upon exercise of the consulting warrants (if such matters are approved by shareholders). This existing and potential concentration of voting power could have the effect of delaying, preventing or causing a change in control. The interests of KPCB Holdings and its affiliates may also conflict with the interests of the other holders of our common stock.

WE MAY BE UNABLE TO COMPETE EFFECTIVELY IN AN INTENSELY COMPETITIVE MARKET.

         The market for our software products and solutions, including the additional products and solutions we have been marketing and selling since the Asera asset acquisition, is intensely competitive and is characterized by rapid change in technology and user needs and the frequent introduction of new products and solutions. Many of our competitors are more established, benefit from greater name recognition, and have substantially greater financial, technical and marketing resources than we do. Additionally, there can be no assurance that our competitors will not form joint-ventures, business combinations or other strategic alliances and develop or offer comprehensive solutions that further compete with our products and solutions. The announcement of such developments, prior to release, may cause potential customers to delay their purchasing decisions while they evaluate the new competitive products. Some of our current or potential competitors also serve as sales channels for our products and solutions and may elect to discontinue their sales efforts for our products or solutions, or to commence or increase their promotional and sales efforts for their own products and solutions. We believe that the principal factors affecting competition in our markets include product performance and reliability, product functionality, ease of use, training, ability to respond to changing customer needs, quality of support, and price. Other than technical expertise, there are no significant proprietary or other barriers to entry that could keep potential competitors from developing or acquiring similar products or providing competing solutions in our market.

         Our ability to compete successfully in the sale of enterprise solutions will depend in large part upon our ability to attract new customers, sell products and solutions, expand our direct sales force and our indirect sales and marketing channels, deliver and support product enhancements to our existing and new customers, and respond effectively to continuing technological change by developing new solutions and products. There can be no assurance that we will be able to compete successfully in the future, or that future competition for product sales and solutions or other competitive factors will not have a material adverse effect on our business, operating results and financial condition.

WE MAY MAKE ADDITIONAL ACQUISITIONS, WHICH MAY PRESENT US WITH NEW AND SPECIAL RISKS.

         In addition to the Asera asset acquisition, we may acquire other businesses, products, and technologies to enhance and expand our line of enterprise solutions and to expand our customer base. Such acquisitions may be material in size and in scope. There can be no assurance that we will be able to identify, acquire, or profitably manage additional businesses or successfully integrate any acquired businesses without substantial expenses, delays, or other operational or financial problems. Acquisitions involve a number of special risks and factors, including increasing competition for attractive acquisition candidates in our markets, the technological enhancement and incorporation of acquired products into existing product lines and services, the assimilation of the operations and personnel of the acquired companies, failure to retain key personnel, adverse short-term effects on reported operating results, the amortization of acquired intangible assets, the assumption of undisclosed liabilities of any acquired companies, the failure to achieve anticipated benefits such as cost savings and synergies, as well as the diversion of management's attention during the acquisition and integration process. Some or all of these special risks and factors may have a material adverse impact on our business, operating results, and financial condition. We do not have significant experience in the identification and management of acquisitions, and the success of our acquisition strategy will depend on the effective management of the foregoing risks and our ability to identify, complete, and integrate strategic acquisitions on favorable terms.

OUR BUSINESS CREATES THE POTENTIAL FOR PRODUCT LIABILITY.

         Our software products and solutions are often utilized to perform reengineering functions on mission-critical components of our customers' information systems. The programs and data contained in these systems are often necessary for the continuation of the customer's business and are critical to the operations and financial performance of the customer. Any failure of these systems could have a material adverse effect upon our customers and could result in a claim for substantial damages against us, regardless of our responsibility for such failure. In connection with the license of our products and the sale of our services, we attempt to contractually limit our liability for damages arising from negligent acts, errors, mistakes or omissions. Despite this precaution, there can be no assurance that the limitations of liability set forth in our customer contracts would be enforceable or would otherwise protect us from liability for damages. Additionally, we maintain general liability insurance coverage with limits of $1 million per occurrence and $1 million aggregate coverage and excess liability insurance coverage with limits of $6 million per occurrence and $6 million aggregate coverage. However, there can be no assurance that this coverage will continue to be available on acceptable terms, or will be sufficient to cover one or more large claims. Also, insurers might disclaim coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverages, or changes in our insurance policies, such as premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, operating results and financial condition.

OUR SALES CHANNELS MIGHT BE UNPRODUCTIVE BECAUSE WE MAY BE UNABLE TO OBTAIN SALES FROM OUR DIRECT SALES FORCE OR OUR PARTNERS.

         Our ability to achieve significant revenue growth in the future will depend, in part, on our success in recruiting and training sufficient direct sales personnel and expanding the number of partners that utilize or market our products. Although we are currently investing, and plan to continue to invest, significant resources to develop and expand our direct sales force and expand our network of partners, we have at times experienced, and may continue to experience, difficulty in recruiting qualified personnel for our direct sales force and in entering into or maintaining relationships with partners. There can be no assurance that we will be able to maintain or successfully expand our direct sales force or network of partners, or that any such expansion will result in an increase in revenue. Any failure to expand our direct sales force or network of partners could have a material adverse effect on our business, operating results and financial condition. Our agreements with our partners are generally non-exclusive, and some may be terminated by either party without cause. Our partners are not within our control, are not obligated to purchase products from us, and may also offer their own product lines and solutions or represent or refer product lines or solutions offered by our competitors. There can be no assurance that these partners will continue their current relationships with us, or that they will not give higher priority to the sale or referral of other products or solutions, including products or solutions of our competitors. A reduction in sales efforts or discontinuance of sales or referrals of our products by partners could lead to reduced sales and could materially and adversely affect our business, operating results and financial condition. Some of our current or potential competitors also serve as sales channels for our solutions and may elect to discontinue their sales efforts for our products or solutions, or to commence or increase promotional and sales efforts for their own products and solutions.

         Our strategy of marketing our products directly to end users and indirectly through partners may result in distribution channel conflicts. Our direct sales efforts may compete with those of our indirect sales channels and, to the extent that partners target the same customer, such partners may come into conflict with each other. There can be no assurance that channel conflicts will not materially and adversely affect our relationships with our customers or partners, or our ability to attract additional partners.

OUR STRATEGIC RELATIONSHIPS ARE IMPORTANT TO OUR BUSINESS, BUT WE MAY BE UNABLE TO MAINTAIN OR EXPAND THESE RELATIONSHIPS.

         We have, and prior to its assignment for the benefit of creditors, Asera had, established strategic relationships with a number of organizations that we believe are important to our worldwide sales, marketing and support activities. Our relationships with our partners such as Satyam Computer Services, Ltd., NIIT and Infosys Technologies, Ltd. and partners of Asera expand the distribution of our products. We cannot assure you that our partners, many of which have significantly greater financial and marketing resources than we do, will not develop or market software products which compete with our products in the future, or will not otherwise discontinue their relationships with or support of us. Our failure to maintain our existing relationships or to establish new relationships in the future could have a material adverse effect on our business, operating results and financial condition.

OUR DEPENDENCE ON OFFSHORE SOFTWARE DEVELOPMENT COULD CREATE PROBLEMS FOR US IF ADVERSE DEVELOPMENTS IN INDIA SHOULD OCCUR.

         A significant element of our business strategy is to continue to leverage our investment in SEEC Asia, which is located in Hyderabad, India. We believe that the use of this offshore software development center will provide us with a potential cost advantage over some of our competitors. In the past, India has experienced significant inflation and other economic difficulties and has been subject to significant currency fluctuations. The Indian government has exercised, and continues to exercise, significant influence over many aspects of the Indian economy, and Indian government actions concerning the economy could have a material adverse effect on private sector entities. During the past several years, India's government has provided significant tax incentives and relaxed certain regulatory restrictions in order to encourage foreign investment in specified sectors of the economy, including the software development industry. Certain of those benefits which have directly affected us include, among others, tax holidays, liberalized import and export duties, and preferential rules concerning foreign investment and repatriation. Notwithstanding these benefits, however, India's central and state governments remain significantly involved in the Indian economy as regulators. The elimination of any of these benefits could have a material adverse effect on our business, operating results and financial condition. Further, we cannot assure you that we will not be materially and adversely affected by future changes in inflation, interest rates, currency valuation, taxation, social stability or other political, economic or diplomatic developments in or affecting India.

INTERNATIONAL MARKETS POSE COMPLEX MANAGEMENT, FOREIGN CURRENCY, LEGAL, TAX AND ECONOMICAL RISKS FOR OUR BUSINESS WHICH WE MAY NOT BE ABLE TO ADEQUATELY ADDRESS.

         In fiscal years 2002, 2001, and 2000, 32%, 32%, and 25%, respectively, of our revenues were from international customers. We expect that international revenues will continue to account for a significant percentage of our revenues. We have operations in the United Kingdom and India, and may expand our operations in other international markets. As a result, we will be subject to a number of risks, including, among other things, difficulties in administering our business globally, managing foreign operations, currency fluctuation, restrictions against the repatriation of earnings, export requirements and restrictions, and multiple and possibly overlapping tax structures. In addition, we may from time to time experience a decrease in sales in certain foreign countries as a result of general economic conditions in such countries. These risks could have a material adverse effect on our business, operating results and financial condition. In addition, acceptance of our products in certain international markets may require exclusive, time-consuming and costly modifications to our products to localize the products for use in particular markets. Any earnings generated in countries other than the United States may be permanently invested outside the United States, or may be subject to considerable taxation if repatriated to the United States. We may incur significant costs in foreign currencies to enhance our marketing, sales and distribution in other countries. Accordingly, as a result of currency fluctuations, the translation of foreign currencies into U.S. dollars for accounting purposes could adversely affect our operating results. Historically, our foreign currency translation adjustments have not been significant.

ACTS OF WAR OR TERRORISM COULD ADVERSELY AND MATERIALLY AFFECT OUR BUSINESS AND OPERATIONS.

         The September 11, 2001 terrorist attacks on the United States created immediate significant economic and political uncertainty. The long-term effects of such attacks on the world economy and SEEC's business are unknown, but could be material to us. Further terrorists acts or acts of war, whether in the United States or abroad, including the war in Iraq, could cause damage or disruption to us, our suppliers, strategic partners or customers, or could create political or economic instability, any of which could have a material adverse effect on our business. Particularly, escalated tensions between India and Pakistan pose an increased risk to our software development and sales operations in India, which could be disrupted in the event of the outbreak of war between the two countries.

WE DEPEND ON KEY PERSONNEL AND OUR LOSS OF ONE OR MORE OF THEM COULD ADVERSELY AND MATERIALLY AFFECT OUR BUSINESS AND OPERATIONS.

         Our success will depend, in part, upon our ability to hire and retain key senior management and skilled technical, professional services and sales and marketing personnel. We hired other key personnel in connection with our Asera asset acquisition. Although we believe we will be able to hire qualified personnel, an inability to do so could materially and adversely affect our ability to market, sell, develop and enhance our enterprise solutions and products. The market for qualified personnel has historically been, and we expect that it will continue to be, intensely competitive, and the process of locating and hiring qualified personnel can be difficult, time-consuming and expensive.

         Some of our IT professionals in the U.S. are citizens of India, with most of them working in the U.S. under H-1B temporary visas. Under current law, there is a statutory limit on new H-1B visas that may be issued in a given year. If we are unable to obtain H-1B visas for our employees in sufficient quantities or at a sufficient rate for a significant period of time, our business, operating results, and financial condition could be materially and adversely affected. On October 17, 2000, the "American Competitiveness in the Twenty-First Century Act" (the "Act") was signed into law, and the annual H-1B visa quota for each of the years 2001, 2002 and 2003 was increased to 195,000. The annual quota reverts to 65,000 in fiscal year 2004. In addition, certain provisions of the Act make it likely that there will not be any H-1B "black out periods" as there have been in the past. However, the Act now permits permanent resident applicants to change employers under certain conditions, which could adversely impact employee retention rates among our non-citizen/non-permanent resident consultants.

         We have been hiring, and intend to continue to hire, sales managers and other key personnel. Our success will depend in part on the successful assimilation and performance of these individuals. The loss of one or more of our key employees or our inability to hire and retain other qualified employees could have a material adverse effect on our business, operating results and financial condition. We have employment agreements with certain key employees but do not maintain key man life insurance on any of our employees.

OUR INTELLECTUAL PROPERTY MAY BE MISAPPROPRIATED OR SUBJECT TO CLAIMS OF INFRINGEMENT.

         Our success is heavily dependent upon our proprietary technology. We regard our enterprise solutions and software products as proprietary and attempt to protect them under a combination of copyright, trade secret and trademark laws, as well as by contractual restrictions on employees and third parties. Despite these precautions, it may be possible for unauthorized parties to copy our software or to reverse-engineer or otherwise obtain and use information we regard as proprietary. We have no patents, and existing trade secret and copyright laws provide only limited protection. Certain provisions of our license and distribution agreements, including "shrink-wrap" license agreements, which include provisions protecting against unauthorized use, duplication, transfer and disclosure, may be unenforceable under the laws of certain jurisdictions, and we are sometimes required to negotiate limits on these provisions. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software exists, software piracy is expected to be a persistent problem, particularly in international markets and as a result of the growing use of the Internet. Certain third parties may have the right to be provided with access to the source code for certain of our products under a source code escrow agreement with safeguards. Such access to source code may increase the possibility of misappropriation or misuse of our software. Our close relationship with certain third-party service providers increases the risk that such providers may attempt to use our proprietary products and methodologies to develop their own solutions that compete with ours. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the steps that we have taken will be adequate to deter misappropriation of proprietary information, or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. In addition, our solutions depend, to a certain extent, on our ability to build interfaces with third-party software products, which are subject to the proprietary rights of such third parties. There can be no assurance that such third parties will continue to support or update such products, or that we will continue to have the access to such products necessary to offer the interfaces as a component of our solutions.

         Significant and protracted litigation may be necessary to protect our proprietary rights, to determine the scope of the proprietary rights of others, or to defend against claims of infringement. One of Asera's customers and partners whose contracts with Asera we assumed has informed us that it believes the Asera asset acquisition caused those contracts to terminate and indicated its position that our license to use its intellectual property in one of the former Asera product offerings has terminated. See "We might not realize the expected benefits of the Asera asset acquisition." We are not aware that any other of our products, trademarks or other proprietary rights infringe the proprietary rights of third parties, and we are not currently involved in any litigation with respect to proprietary rights. Infringement claims against software developers are likely to increase as the number of functionally-similar products in the market increases. There can be no assurance that third-party claims, with or without merit, alleging infringement will not be asserted against us in the future. Such assertions, whether with or without merit, can be time-consuming and expensive to defend, and could require us to cease the use and sale of infringing products, trademarks or technologies, to incur significant litigation costs and expenses, to develop or acquire non-infringing technology, or to obtain licenses to the alleged infringing technology. There can be no assurance that we would be able to develop or acquire alternative technologies or to obtain such licenses on commercially acceptable terms or at all, which could have a material adverse effect on our business, operating results and financial condition.

OUR STOCK PRICE IS VOLATILE.

         The market prices of technology companies, including SEEC, have been highly volatile. The market price of our common stock is likely to continue to be highly volatile and may increase or decrease significantly as a result of factors such as:

         o actual or anticipated fluctuations in our operating results, general conditions in the computer hardware and software industries;

         o announcements of new products, technological innovations or new contracts by us or by our competitors;

         o developments with respect to patents, copyrights or proprietary rights;

         o        general market conditions; and

         o        other factors.

In addition, in recent years the stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations. These broad market and industry fluctuations, over which we have no control, may materially and adversely affect the market price of our common stock. In addition, shortfalls in sales or earnings, and general economic conditions may materially and adversely affect the market price of our common stock.

                                 USE OF PROCEEDS

         The proceeds from the sales of the selling shareholders' shares will belong to the selling shareholder. We will not receive any proceeds from such sales of the shares.


                              SELLING SHAREHOLDERS

         We are registering all 1,205,354 shares of common stock covered by this prospectus on behalf of the selling shareholders, to permit the selling shareholders and their pledgees, donees, transferees, or other successors-in-interest that receive shares from the selling shareholders as a gift, partnership distribution or another non-sale related transfer after the date of this prospectus, to resell the shares when they deem appropriate. We refer to all of these possible sellers as "selling shareholders" in this prospectus.

         This registration statement shall also cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock divided, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock. Other than as footnoted below, the known selling shareholders have not had a material relationship with us within the past three years other than as a result of their ownership of our securities. The shares offered by this prospectus may be offered from time to time by the selling shareholders.

         The following table lists (i) the name of each of the selling shareholders currently known to us, (ii) the number of shares of common stock and percent of outstanding shares of common stock that each such selling shareholder beneficially owned as of April 4, 2003, (iii) the number of shares of common stock and percent of outstanding shares of common stock owned by each selling shareholder that may be offered for sale from time to time by this prospectus, and (iv) the number of shares of common stock and percent of outstanding shares of common stock that each selling shareholder will own after the completion of this offering assuming that all of the shares that may be offered pursuant to this prospectus are sold. Unless otherwise indicated in the footnotes, each shareholder named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by it. Percentage of ownership is based on 7,319,992 shares of our common stock outstanding on April 4, 2003.

                                                 Shares Beneficially Owned                         Shares Beneficially Owned
                                                     Prior to Offering          Number of                After Offering
                                                 -------------------------     Shares Being        -------------------------
      Name                                        Number         Percent         Offered             Number         Percent
----------------------------------------------------------------------------------------------------------------------------
Entities affiliated with KPCB Holdings
and Vinod Khosla(1)                             1,205,354         16.47%         1,205,354              0               0

         Total....                                                               1,205,354

(1) Consists of (i) 22,973 shares held directly by Mr. Khosla, (ii) 937,042 shares held by Kleiner Perkins Caufield & Byers IX-A, L.P. ("KPCB IX-A"), (iii) 28,929 shares held by Kleiner Perkins Caufield & Byers IX-B, L.P. ("KPCB IX-B"), and (iv) 216,410 shares held by certain other persons associated with KPCB IX Associates LLC ("KPCB Associates"). Mr. Khosla is a member of our board of directors and a managing member of KPCB Associates. Mr. Khosla has sole voting and dispositive power with respect to the shares listed in (i) above, and shared voting and dispositive power with respect to the shares listed in (ii) through
         (iv) above. Mr. Khosla expressly
         disclaims beneficial ownership of any shares not held directly by him. KPCB Associates is the general partner of KPCB IX-A and KPCB IX-B and has shared voting and dispositive power with respect to shares listed in (ii) through (iv) above. KPCB IX-A has shared voting and dispositive power with respect to the 937, 042 shares directly held by it. KPCB IX-B has shared voting and dispositive power with respect to the 28,929 shares held directly by it.



         In connection with the PIPE transaction, we agreed that for so long as KPCB Holdings owns at least 200,000 of the shares issued in connection with the PIPE transaction, we will use our best efforts to cause two designees of KPCB Holdings to be appointed to our board of directors. Currently, KPCB Holdings has designated Vinod Khosla to our board of directors as one of these two designees. KPCB Holdings, together with its affiliates, is currently our single largest shareholder. Vinod Khosla is a partner of Kleiner Perkins Caufield & Byers and an affiliate of KPCB Holdings. KPCB Holdings also has the sole voting power over an additional 1,081,912 shares of our common stock pursuant to certain voting agreements described in our current report on Form 8-K, filed with the SEC on January 23, 2003. In addition, pursuant to the consulting warrants described above, KPCB Holdings is a party to the consulting agreement with us described above, and could acquire up to an additional 2,500,000 shares of our common stock pursuant to the consulting warrants described above.


                              PLAN OF DISTRIBUTION

         The selling shareholders may sell the common stock from time to time. The selling shareholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The selling shareholders may make these sales on one or more exchanges, in the over-the-counter market or otherwise, at prices and terms that are then-prevailing or at prices related to the then-current market price, or in privately negotiated transactions. The selling shareholders may use one or more of the following methods to sell the common stock:

         o a block trade in which the selling shareholder's broker or dealer will attempt to sell the shares as agent, but may position and resell all or a portion of the block as a principal to facilitate the transaction;

         o a broker or dealer may purchase the common stock as a principal and then resell the common stock for its own account pursuant to this prospectus;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         o        in privately negotiated transactions.

         The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell shares short and redeliver the shares to close out such short positions. The selling shareholders may enter into options or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon default, the broker-dealer may sell the pledged shares pursuant to this prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principal, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or concessions under the Securities Act. Because selling shareholders may be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act.

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales.

         Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations of the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

         We will bear all costs, expenses and fees in connection with the registration of the shares. The selling shareholders will bear all commissions and discounts, if any, attributable to the sale of the shares. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.


                                  LEGAL MATTERS

         The validity of the common stock offered pursuant to this prospectus will be passed upon for us by Cohen & Grigsby, P.C., Pittsburgh, Pennsylvania. One of the directors of Cohen & Grigsby acts as assistant secretary to our corporation.

                                     EXPERTS

         BDO Seidman, LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         BDO Seidman, LLP, independent auditors, have audited the consolidated financial statements of Asera, Inc. for the fiscal year ended December 31, 2002 that are included in our Form 8-K/A filed on March 24, 2003, as set forth in their report (which contains an explanatory paragraph referring to the intention of Asera, Inc. to liquidate and dissolve as soon as practicable), which is incorporated by reference in this prospectus and elsewhere in the registration statement. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         The financial statements of Asera, Inc. for the years ended December 31, 2001 and 2000 incorporated in this prospectus by reference from SEEC Inc.'s Current Report on Form 8-K/A dated March 24, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, (which report expresses an unqualified opinion and includes an explanatory paragraph referring to Asera, Inc.'s ability to continue as a going concern), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

         Because we are subject to the information and reporting requirements of the Securities Exchange Act of 1934, we file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:


         o Our annual report on Form 10-K for the fiscal year ended March 31, 2002;

         o Our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2002;

         o Our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2002;

         o Our quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2002;

         o        Our current report on Form 8-K filed on January 23, 2003;

         o Our amendment to current report on Form 8-K/A filed on March 24, 2003; and

         o The description of our common stock contained in our registration statement on Form S-1 filed on October 11, 1996, as subsequently amended.

         We will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests should be directed to:

                  Chief Financial Officer
                  SEEC, Inc.
                  Park West One, Suite 200, Cliff Mine Road,
                  Pittsburgh, Pennsylvania, 15275
                  (412) 893-0300

         You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in any prospectus supplement is accurate as of any date other than on the front of the prospectus or any prospectus supplement.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth all expenses payable by us in connection with the issuance and distribution of the common stock being registered. All the amounts shown are estimates, except for the SEC registration fee and Nasdaq National Market additional listing fee.

         Securities and Exchange Commission registration fee.......... $    101
         NASDAQ National Market additional listing fee ............... $ 12,054
         Printing and Edgarizing expenses ............................ $  1,000
         Legal fees and expenses...................................... $ 20,000
         Accounting fees and expenses................................. $ 15,000
         Transfer Agent and Registrar fees............................ $      0
         Miscellaneous fees and expenses.............................. $      0
                                                                       --------
         Total........................................................ $ 48,155
                                                                       ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The effect of charter, bylaw, statutory and other provisions whereby the directors and officers of SEEC may be insured or indemnified against liability as officers and directors are set out below:

         Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law of 1988 (the "BCL") contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

         Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a representative, director or officer of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Under Section 1743, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding if the appropriate standards of conduct are met.

         Section 1742 provides for indemnification in derivative and corporate actions except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

         Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made (i) by the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders.

         Section 1745 provides that expenses incurred by an officer, director, employee or agent in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

         Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter 17D of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office.

         Section 1747 also grants to a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him or her in his or her capacity as officer or director, whether or not the corporation would have the power to indemnify him or her against the liability under Subchapter 17D of the BCL.

         Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter 17D of the BCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

         Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter 17D of the BCL, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such person.

         Reference is made to Article VII of the Company's Amended and Restated Bylaws, which provide, in general, for the indemnification of SEEC's officers and directors to the fullest extent authorized by law.

         Section 1713 of Subchapter B, Chapter 17, of the BCL permits a corporation to provide in its bylaws that, subject to certain exceptions, a director shall not be personally liable, as such, for monetary damages for any action taken, unless the director has breached or failed to perform the duties of his office under Subchapter B and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Article 7 of SEEC's Amended and Restated Articles of Incorporation and Section 4.01(e) of SEEC's Amended and Restated Bylaws provide in general that to the fullest extent that the laws of the Commonwealth of Pennsylvania, as amended, permit elimination or limitation of the liability of directors, a director of the company shall not be personally liable for monetary damages for any action taken or for failure to take any action as a director.

         At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought, nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

         We maintain an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.


ITEM 16.  EXHIBITS.

         4.1* Asset Purchase Agreement dated as of January 8, 2003 by and between Sherwood Partners and SEEC, Inc.

         5.1 Opinion of Cohen & Grigsby, P.C. regarding legality of the securities being registered

         23.1     Consent of BDO Seidman, LLP

         23.2     Consent of BDO Seidman, LLP

         23.3     Consent of Deloitte & Touche LLP

         23.4     Consent of Cohen & Grigsby, P.C., included in opinion filed as
                  Exhibit 5.1

----------------

     * Incorporated by reference to the exhibits to SEEC's Current Report on Form 8-K filed January 23, 2003, File No. 0-21985.


ITEM 17.  UNDERTAKINGS.

(a)      Rule 415 Offering.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      Filings Incorporating Subsequent Exchange Act Documents by Reference.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or

Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)      Request For Acceleration of Effective Date.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, April 7, 2003.

SEEC, INC.

By /s/ RAVINDRA KOKA
   ------------------------
     Ravindra Koka,
     President and  Chief Executive Officer



                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ravindra Koka and Richard Goldbach, and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every Act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


         SIGNATURE                     TITLE                          DATE


/s/ RAVINDRA KOKA
-------------------------
Ravindra Koka                 President, Chief Executive          April 7, 2003
                              Officer and Director
                              (Principal Executive Officer)

/s/ RICHARD J. GOLDBACH
-------------------------
Richard J. Goldbach           Chief Financial Officer             April 7, 2003
                              (Principal Financial and
                              Accounting Officer)

/s/ BEVERLY BROWN
-------------------------
Beverly Brown                 Director                            April 7, 2003

/s/ RADHA R. BASU
-------------------------
Radha R. Basu                 Director                            April 7, 2003

/s/ ABRAHAM OSTROVSKY
-------------------------
Abraham Ostrovsky             Director                            April 7, 2003

/s/ GLEN F. CHATFIELD
-------------------------
Glen F. Chatfield             Director                            April 7, 2003

/s/ VINOD KHOSLA
-------------------------
Vinod Khosla                  Director                            April 7, 2003

                                  EXHIBIT INDEX


 4.1* Asset Purchase Agreement dated as of January 8, 2003 by and between Sherwood Partners and SEEC, Inc.

 5.1 Opinion of Cohen & Grigsby, P.C. regarding legality of the securities being registered

23.1     Consent of BDO Seidman, LLP

23.2     Consent of BDO Seidman, LLP

23.3     Consent of Deloitte & Touche LLP

23.4     Consent of Cohen & Grigsby, P.C., included in opinion filed as Exhibit
         5.1

----------------

* Incorporated by reference to the exhibits to SEEC's Current Report on Form 8-K filed January 23, 2003, File No. 0-21985.